FOR IMMEDIATE RELEASE

MICHAEL I.D. MORRISON RETIRES FROM ALLIED WORLD’S BOARD OF DIRECTORS

PEMBROKE, BERMUDA – November 10, 2008 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today announced that Michael I.D. Morrison will retire from Allied World’s Board of Directors, effective as of December 31, 2008. Mr. Morrison has been one of Allied World’s directors since the company’s inception in November 2001, from which time he served as President and Chief Executive Officer until January 2004 and as Vice Chairman from January 2004 to October 2004. He served as Chairman of the Board from July 2006 through December 2007.

“Michael Morrison’s experience, wisdom and dedication will be sorely missed,” said Allied World President, Chief Executive Officer and Chairman of the Board Scott Carmilani. “He has played a crucial role in the development and success of Allied World and we thank him for his service to our company.”

“I have greatly enjoyed being a part of Allied World’s growth over the years and wish the company continued success in the future,” said Mr. Morrison. “I have every confidence that with Allied World’s current board of directors and management team, the company will continue to grow and maintain its commitment to provide superior service and shareholder value.”

About Allied World Assurance Company

Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company. For further information on Allied World, please visit our website at http://www.awac.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the ability to recognize the benefits of the Darwin Professional Underwriters, Inc. acquisition; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward- looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Allied World Assurance Company
Media:
Faye Cook
AVP, Marketing & Communications
T: 441-278-5406
E: faye.cook@awac.com

Investors:
Keith J. Lennox
Investor Relations Officer
T: 646-794-0750
E: keith.lennox@awac.com